Exhibit 99.2

U.S. DISTRICT COURT FINDS TCI AND 3G
VIOLATED FEDERAL SECURITIES LAWS

Rules In Favor of CSX

Jacksonville, FL — June 11, 2008 — CSX Corporation (NYSE: CSX) today announced that the U.S. District Court for the Southern District of New York has ruled that The Children’s Investment Fund (TCI) and 3G Capital Partners (3G) (together, the TCI Group) violated federal securities laws in their actions with respect to CSX. The Court also rejected the counterclaims filed by the TCI Group against the Company in their entirety.

Specifically, the Court’s opinion states:

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“The defendants violated Section 13(d) in that (1) TCI did not file the required disclosure within 10 days of acquiring beneficial ownership in 5 percent of CSX shares, and (2) TCI and 3G failed to file the required disclosure within 10 days of forming a group.”

-	Defendants “testified falsely in a number of respects, notably including incredible claims of failed recollection, to avoid responsibility for their actions.”

-	“[T]he Court finds that [Christopher] Hohn [of TCI] and [Alexandre] Behring [of 3G] are jointly and severally liable for the violations of Section 13(d).”

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“Defendants have sought to control CSX for over a year. As obstacles to control surfaced, they adapted their strategy for achieving control, making disclosures only when convenient to their strategy. Defendants’ latest strategy for control will be tested at the annual shareholder meeting. And if this strategy is not successful, the Court perceives a substantial likelihood that the defendants would craft a new strategy for control without regard to their disclosure obligations.”

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TCI and 3G, “formed a group many months before they filed the necessary disclosure statement.” The Court found that they acted, “in close coordination with each other and without making the public disclosure required of 5 percent shareholders and groups by the Williams Act, a statute that was enacted to ensure that other shareholders are informed of such accumulations and arrangements.”

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“TCI intentionally entered into the [swaps], with the purpose and intent of preventing the vesting of beneficial ownership in TCI, as part of a plan or scheme to evade the reporting requirements of Section 13(d) and thus concealed precisely what Section 13(d) was intended to force into the open.”

The Court’s opinion enjoins TCI and 3G from further violations of federal securities laws. The Court concluded that current case law prevents a ruling that would prohibit TCI and 3G from voting their shares, though “if it were free to grant such relief it would exercise its discretion to do so.” The Court concluded that any penalties for TCI’s and 3G’s misconduct will have to come by way of action by the Securities and Exchange Commission and the Department of Justice.

Importantly, the Court found that TCI and 3G violated the law by using swaps for the purposes of evading the regulatory filing requirements, creating a false impression that there was no large-scale accumulation of CSX stock taking place.

A copy of the Court’s decision is available in the “Investor Relations” section of the company’s website.

About CSX
CSX Corporation, based in Jacksonville, Fla., is one of the nation’s leading transportation companies, providing rail, intermodal and rail-to-truck trainload services. The company’s transportation network spans approximately 21,000 miles, with service to 23 eastern states and the District of Columbia, and connects to more than 70 ocean, river and lake ports. More information about CSX Corporation and its subsidiaries is available at the company’s web site, www.csx.com.

Forward-looking statements

This information and other statements by the company contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, cost-savings, expenses, or other financial items; statements of management’s plans, strategies and objectives for future operation, and management’s expectations as to future performance and operations and the time by which objectives will be achieved; statements concerning proposed new products and services; and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “project,” “estimate” and similar expressions. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. If the company does update any forward-looking statement, no inference should be drawn that the company will make additional updates with respect to that statement or any other forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include, among others: (i) the company’s success in implementing its financial and operational initiatives, (ii) changes in domestic or international economic or business conditions, including those affecting the rail industry (such as the impact of industry competition, conditions, performance and consolidation);

(iii) legislative or regulatory changes; (iv) the inherent business risks associated with safety and security; and (v) the outcome of claims and litigation involving or affecting the company.

Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the company’s SEC reports, accessible on the SEC’s website at www.sec.gov and the company’s website at www.csx.com.

Important Information
In connection with the 2008 annual meeting of shareholders, CSX Corporation (“CSX”) has filed with the SEC and is mailing to shareholders a definitive Proxy Statement dated April 25, 2008. Security holders are strongly advised to read the definitive Proxy Statement because it contains important information. Security holders may obtain a free copy of the definitive Proxy Statement and any other documents filed by CSX with the SEC at the SEC’s website at www.sec.gov. The definitive Proxy Statement and these other documents may also be obtained for free from CSX by directing a request to CSX Corporation, Attn: Investor Relations, David Baggs, 500 Water Street C110, Jacksonville, FL 32202.

Certain Information Concerning Participants
CSX, its directors, director nominee and certain named executive officers and employees may be deemed to be participants in the solicitation of CSX’s security holders in connection with its 2008 Annual Meeting. Security holders may obtain information regarding the names, affiliations and interests of such individuals in CSX’s definitive Proxy Statement.

Contacts:

David Baggs, Investor Relations 904-359-4812	Dan Katcher / Andrew Siegel Joele Frank, Wilkinson Brimmer Katcher 212-355-4449
Garrick Francis, Corporate Communications 904-359-1708